SEPARATION AGREEMENT

“CONFIDENTIAL”

This confidential Separation Agreement ("Agreement"), effective upon execution by all parties, is made and entered into by James E. Hohmann, (the "Executive") and FBL Financial Group, Inc. ("FBL" or the "Company") and its affiliated companies as listed on the attached Exhibit A (collectively the “Affiliated Entities”). By signing this Agreement, the Executive and Company agree as follows:

1. Purpose. The Executive has made a decision to leave the employment of the Company. In order to recognize Executive's service and benefit to the Company, and to provide for Executive's continued cooperation upon separation from the Company, the Executive and Company are entering into this Agreement as a way of definitively concluding Executive's employment relationship with the Company and the Affiliated Entities and of voluntarily resolving any dispute or claim or any potential dispute or claim that the Executive has or might have related to his employment with the Company, the Affiliated Entities, and their respective officers, directors, shareholders, employees, managers, agents, attorneys, representatives, and assigns, whether known or unknown by the Executive at this time. This Agreement is not and should not be construed as an allegation or admission on the part of the Executive, the Company or the Affiliated Entities that any of them have acted unlawfully or violated any state or federal law or regulation. The parties understand and agree that Executive, the Company, the Affiliated Entities, and their respective officers, directors, shareholders, employees, managers, agents, attorneys, representatives, and assigns, and each of the parties specifically disclaims any liability to the other party or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

2. Resignation. The Executive has resigned from his positions as Chief Executive Officer of the Company, a member of the Company's Board of Directors and as an officer and/or director of each of the Affiliated Entities, effective as of June 30, 2012 (the “Resignation Date”) as noted on Exhibit B attached hereto. The Executive hereby resigns from his employment with the Company, no later than September 30, 2012 (the “Separation Date”). Within thirty (30) days after the Separation Date, the Company shall pay the Executive any unpaid portion of his base salary through the Separation Date and pay in lieu of any accrued but unused vacation to which he may be entitled. The amount of this payment is not part of the consideration for this Agreement.

3. Separation Benefits. As consideration for the Executive's entering into this Agreement and providing the covenants and release set forth below, and subject to the Executive not revoking this Agreement pursuant to Section 14 below, the Company shall provide the Executive the amounts described below (collectively, the "Separation Benefits"). Notwithstanding the Company's payment obligations below, the Company may be required to delay certain payments for six months after employment concludes because of Codes section 409A; and the timing of a portion any payment may be delayed until January of 2013, at the discretion of the Company, if such amount payable would not be deductible because of IRC section 162(m). The Separation Benefits are as follow:

a. Salary and Benefit Continuation.

(i) For the period from the Resignation Date through the Separation Date, the Company shall continue to pay Executive's base salary and benefits as currently provided. The benefits contemplated by this provision include medical/health insurance, dental insurance, executive disability income insurance, accidental death & dismemberment, group life insurance and executive annual physical (2012 physical to be completed by September 30, 2012) subject to the terms of this Agreement.

(ii) The Company agrees that the Executive may qualify for a cash incentive bonus (referred to as “short term incentive”) determined on a pro-rata basis for 2012, with the pro-ration being calculated on the Executive's employment by the Company from January 1, 2012 until the Resignation Date. The amount of any such bonus payable to employees salary grade 45 and higher (which group includes Executive) is based upon specific articulated goals and measurements and is payable at the sole discretion of the Board of Directors of the Company. The Company and Executive understand and agree that payment of any such short term incentive to any individual employee does not require any payment to any other employee, but that if the Company pays any short term incentive to any employee salary grade 51 or higher, that Company will pay the same percentage of the pro rata amount otherwise payable to Executive.

b. Compensation and Additional Benefits. In exchange for a fully executed original of this Separation Agreement and subject to the seven day revocation period under Section 14 herein having expired, Company shall provide the following:

(i) 2010 Restricted Stock. The Company shall provide a cash payment to Executive equal to the value of the 44,822 restricted shares, plus accumulated dividends, of the Company's Class A common stock issued under the 2010 Restricted Stock Agreement between the Company and Executive. The value of each restricted share shall equal the Fair Market Value of one share of the Company's Class A common stock. Fair Market Value shall be the average of the closing price of the Company's Class A common stock on the New York Stock Exchange on June 11, 2012 and June 12, 2012. The cash payment shall be made on the Resignation Date, or the first date when the notice and revocation periods under the sections 13 and 14 herein have expired, whichever date occurs last. No benefits shall accrue or be applicable to this payment, and the Company shall be authorized to make federal and state tax withholdings from the payment.

(ii) 2012 Replacement Restricted Stock Units. The Company shall provide a cash payment to Executive equal to the value of the 27,043 restricted stock units issued to Executive under the 2012 Restricted Stock Unit Replacement Agreement between Executive and the Company. The value of each unit shall equal the Fair Market Value of one share of the Company's Class A common stock. Fair Market Value shall be the average of the closing price of the Company's Class A common stock on the New York Stock Exchange on June 11, 2012 and June 12, 2012. The cash payment shall be made on the Resignation Date, or the first date when the notice and revocation periods under the sections 13 and 14 herein have expired, whichever date occurs last. No benefits shall accrue or be applicable to this payment, and the Company shall be authorized to make federal and state tax withholdings from the payment.

(iii) Relocation Assistance. The Company, either directly or through an intermediary, shall purchase Executive's West Des Moines residence, located at 929 Glen Oaks Terrace, on or before the Separation Date. The price to be paid by the Company shall be the original purchase price paid by Executive. The Company's obligation under this paragraph is contingent upon: (a) the residence being in good and habitable condition at the time of purchase; and (b) Executive providing good and marketable title to the residence, free of all liens, claims and encumbrances.

(iv) Tax Preparation. The Company shall provide a tax preparation reimbursement of an amount not to exceed $2,000 for preparation of Executive's 2012 tax year returns and a retirement planning reimbursement of an amount not to exceed $5,000. These reimbursement benefits shall be limited to expenses actually incurred and any requests for reimbursement shall be submitted no later than April 15, 2013.

4. Waiver of Additional Compensation or Benefits. The Executive agrees that except as otherwise expressly provided herein the Separation Benefits described herein constitute the entire amount of consideration provided to him under this Agreement, and that in consideration of the Separation Benefits described herein, he will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney's fees. The Executive expressly waives any right to participate in or receive any benefits or payments under any severance plan or program offered by or on behalf of the Company.

5. [INTENTIONALLY LEFT BLANK]

6. Tax Consequences. The Executive acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any Separation Benefit received by him pursuant to this Agreement. It is understood by the Executive that the above Separation Benefits are made solely for the purpose of resolving and compromising any and all claims regarding the Executive's employment with the Company. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

7. Non-Disclosure Agreement. Company and Executive agree that the terms or amounts paid under this Agreement and the substance of the negotiations leading to this Agreement are confidential business information and shall not be disclosed. Furthermore, Executive agrees never to disclose confidential business information and decisions the Executive was privy to due to his duties at FBL, to any person or entity (other than to his immediate family, personal counsel or attorney, personal accountants, personal tax preparer, personal and attending doctors, and/or the appropriate taxing authorities (who will then be deemed governed by the non-disclosure agreement herein)), without the express written consent of the Company or unless required to do so by law. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company and the Executive shall be permitted to disclose the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the matters provided for herein (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties). The Company may make such disclosure of these matters, and file such documents, as its counsel determines are required under the rules of the Securities and Exchange Commission.

8. Non-Disparagement Agreement.

a. The Executive shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of the Company and its Affiliated Entities or any of their present, former or future directors, officers, executives and employees in their respective capacities as such. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

b. Officers and directors of the Company shall not make, participate in the making of, or encourage or facilitate any other person to make, and the Company shall instruct its officers and directors and their advisors not to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of the Executive. The Company further agrees not to make, and to instruct its officers and directors and their advisors not to make, any negative statements, written or oral, relating to the Executive's employment or the termination of his employment.

c. Nothing in this Section 8 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential.

9. Confidentiality/Return of Property. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Affiliated Entities and shall not disclose to others, copy, use, transmit, reproduce, summarize, quote or make commercial, directly or indirectly, any secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Entities and their respective businesses that the Executive has obtained during his employment with the Company and/or any of the Affiliated Entities ("Confidential Information"). However, the Executive's obligations under this Section 9 shall not extend to: (1) Confidential Information which is or becomes part of the public domain or is available to the public by publication or otherwise without disclosure by the Executive; (2) Confidential Information which was within the Executive's knowledge or in his possession prior to his employment by the Company; or (3) Confidential Information which, either prior to or subsequent to the Company's disclosure to the Executive with an obligation of confidentiality, was disclosed to the Executive, without obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly, from the Executive. The Executive acknowledges that the Confidential Information is specialized, unique in nature and of great value to the Company and the Affiliated Entities, and that such information gives the Company and the Affiliated Entities a competitive advantage. Upon conclusion of the Executive's employment, the Executive shall destroy or surrender immediately to the Company, except as specifically provided otherwise herein, all Confidential Information and all other property of the Company or any of the other Affiliated Entities in his possession and all property made available to the Executive in connection with his employment by the Company or any of the other Affiliated Entities. Notwithstanding the foregoing provisions, if the Executive is required to disclose any Confidential Information pursuant to applicable law or a subpoena or court order, he shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate Affiliated Entity may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company and The Affiliated Entities to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the Confidential Information that he is advised by his counsel (if any) that he is legally required to disclose.

10. Remedies. The Executive acknowledges and agrees that because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Sections 7, 8 and 9, and remedies at law (such as monetary damages) for any breach of the Executive's covenants under Sections 7, 8 and 9 would be inadequate. The Company acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Executive in the event the Company breached any of the covenants of Sections 7, 8 and 9, and remedies at law (such as monetary damages) for any breach of the Company's covenants under Sections 7, 8 and 9 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 7, 8 or 9 that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 7, 8 and 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right or that of the Executive to enforce any such covenant in any other jurisdiction.

11. Executive Representations.

a. The Executive represents that he has not filed any complaints, claims or actions against the Company or any Affiliated Entity with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future, and that if any court or agency assumes jurisdiction of any complaint, claim or action against the Company or any Affiliated Entity on behalf of the Executive, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

b. The Executive expressly represents and aspects that he has been advised that, by entering into this Agreement, the Executive is waiving all claims that the Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

c. The Executive represents that he has reviewed all aspects of this Agreement, that he has carefully read and fully understands all of the provisions and effects of this Agreement, that he understands that in agreeing to this document he is releasing the Company, the Affiliated Entities, and all of their respective divisions, officers, agents, directors, supervisors, employees, representatives and their respective successors and assigns and all persons acting by, through, under, or in concert with any of them, from any and all claims he may have against them, including claims under the federal Age Discrimination in Employment Act as well as any claims for age discrimination that may exist under Iowa law or any other applicable law.

d. The Executive represents and agrees that he is knowingly and voluntarily entering into this Agreement, that he has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

e. The Executive represents and acknowledges that in executing this Agreement he does not rely upon and has not relied upon any representations or statement made by or on behalf of the Company, any of the Affiliated Entities, or their respective agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

f. The Executive further acknowledges and agrees that:

i. In return for this Agreement, the Company is providing to the Executive the Separation Benefits and certain covenants set forth herein.

ii. The Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

iii. The Executive does not waive rights or claims that may arise after the date this Agreement is signed.

iv. In return for signing this Agreement, the Executive will receive payment of consideration beyond that which the Executive was entitled to receive before entering into this Agreement.

v. The Executive is disclaiming and foregoing any right to any restricted shares under the 2010 Restricted Stock Agreement between the Company and Executive, and any restricted units under the 2012 Restricted Stock Unit Replacement Agreement between the Company and Executive.

12. Release; Indemnification. Except as expressly provided herein, the Executive, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release, acquit and discharge the Company, the Affiliated Entities, and their respective divisions, officers, agents, directors, supervisors, employees, representatives and their respective successors and assigns from all actions, law suits, grievances, and claims of any nature whatsoever related to his employment with the Company, including, but not limited to, his separation from said employment. The Executive understands that this release specifically includes, but is not limited to, all claims arising under any federal, and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 187 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); Fair Labor Standards Act, 29 U.S.C. 201 et seq.; Americans with Disabilities Act, 42 U.S.C. § 12,101 et seq.; the Family Medical Leave Act, 29 U.S.C § 2601 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; and the Iowa Wage Payment Collections Act, Iowa Code Chapter 91A.1 et seq.; any local human rights law; and any tort or contract cause of action or theory.

The Company and its Affiliated Entities, for themselves, their successors and assigns, do fully and forever release, acquit and discharge the Executive from all actions, lawsuits, grievances, and claims of any nature whatsoever related to the Executive's employment with the Company. The Company agrees to indemnify and hold Executive harmless from any and all claims, actions, proceedings, liabilities, damages, losses, or expenses, including Executive's reasonable attorney fees incurred by counsel retained by the Company, the Affiliated Entities, or their insurer, related to or arising out of Executive's service or status as an employee, officer, or director of the Company or the Affiliated Entities to the extent indemnification is not specifically prohibited by Iowa Code §490.851 and/or §490.856, or any successor statutes, or to the extent authorized by such statutes. Company shall maintain applicable insurance coverage (including Side A coverage) for the benefit of Executive for so long as any such insurance is maintained for the benefit of past or current directors, officers, or employees of the Company or Affiliated Entities.

13. Twenty-One Days to Consider Offer of Separation Benefits. The Executive acknowledges that he was provided this Agreement more than twenty-one (21) days before the date when he was required to make an election concerning the Separation Benefits described herein. If the Executive signs this Agreement prior to the end of the 21-day period, the Executive certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through either (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period, or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.

14. Seven-Day Revocation Period. The Executive understands that he may revoke this Agreement at any time within seven (7) days after he signs it. To revoke the Agreement, the Executive must deliver written notification of such revocation as provided in section 19 of this Agreement within seven (7) days after the date the Executive signs this Agreement. The Executive further understands that if he does not so revoke the Agreement, it will become effective, binding, and enforceable as of the eighth day following its execution (excluding the date of execution), and such eighth day will be the "Effective Date."

15. Entire Agreement. This Agreement sets forth the entire agreement of the Executive and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Executive pertaining to the subject matter of this Agreement.

16. Disputes. In the event of any dispute between Executive and Company arising out of a breach of this Agreement affecting the rights or liabilities of either party under this Agreement, the party alleging a breach has occurred shall provide the other party notice of such breach, specifically identifying how the Agreement has been breached, and provide the other party 30 days to cure any alleged breach. If at the conclusion of that 30-day cure period, the alleged breach has not been cured, the parties agree to submit the dispute to non-binding mediation. If the dispute is not resolved after mediation, the parties shall be free to seek such relief by such means as the party deems appropriate.

17. Miscellaneous.

a. Should any provision of this Agreement be declared or be determined to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

b. It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law.

c. Nothing in this Agreement will be construed to prevent the Executive from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers' Benefit Protection Act. The Executive further understands and agrees that if he or someone acting on his behalf files or causes to be filed, any such claim, charge, complaint, or action against the Company and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from the Company and/or other entities including costs and attorneys' fees.

d. Notwithstanding anything to the contrary, this Agreement does not release, replace or reduce any rights the Executive has to vested and accrued benefits under the Company's Defined Benefit Plan, Defined Contribution Plan or similar vested benefits. Executive only has such benefits as specifically provided under the terms of those plans; this Agreement does not expand or reduce Executive's vesting rights or benefits under those plans. Furthermore, this Agreement does not release, replace or reduce any rights the Executive may have that are not related to his employment with the Company, including his rights as a shareholder and an insured.

e. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

f. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

g. Notwithstanding section 9 of this Agreement, nothing herein is intended to limit or prevent Executive from future employment or service in the financial services or insurance industry.

18. Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Iowa without regard to principles of conflict of laws. Any action filed to enforce any parties rights under this Agreement shall be filed in any court in Polk County, Iowa, having jurisdiction of such dispute, and the parties agree not to challenge venue in such proceedings.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
James E. Hohmann
xxxxxxxxxxxxxx
xxxxxxxxxxxxxx, xx xxxxx

Attention:    James E. Hohmann

If to the Company:

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

Attention:     General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf.

Dated this 13th day of June, 2012

     FBL Financial Group, Inc

/s/Craig D. Hill
By: ________________________
Craig D. Hill
Chairman of the Board

Dated this 13 day of June, 2012

EXECUTIVE
/s/James E. Hohmann
By: ________________________
    James E. Hohmann

Exhibit A
The “Affiliated Entities”

1.    FBL Financial Group, Inc.
2.    Iowa Farm Bureau Federation

1.	Farm Bureau Life Insurance Company

2.	Greenfields Life Insurance Company

3.	5400 Holdings, LLC

4.	CC Properties, LLC

5.	Farm Bureau Property & Casualty Insurance Company

6.	Farm Bureau Mutual Holding Company

7.	Farm Bureau Multi-State Services, Inc.

8.	FBL Financial Group Capital Trust

9.	FBL Financial Group Capital Trust II

10.	FBL Financial Services, Inc.

11.	FBL Marketing Services, LLC

12.	FBL Insurance Brokerage, LLC

13.	FBL Investment Management Services, Inc.

14.	FBL Leasing Services, Inc.

15.	FBL Assigned Benefit Company

16.	IFBF Property Management, Inc.

17.	Farm Bureau Management Corporation

18.	Western Agricultural Insurance Company

19.	Western Computer Services, Inc.

20.	Crop 1 Insurance Direct, Inc.

Exhibit B

June 14, 2012

Craig Hill
Chairman of the Board
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

RE:    Resignation

Dear Craig:

This letter is official notice of my resignation as Chief Executive Officer and from the Board of Directors of FBL Financial Group, Inc. (“FBL”), effective as of June 30, 2012 (my “Resignation Date”). Effective that date, I am also resigning as an officer in any of the affiliated companies owned or managed by FBL, including Farm Bureau Mutual Holding Company and its subsidiaries. This letter is also official notice of my resignation as an employee of FBL, no later than September 30, 2012 (my “Separation Date.”)

Very truly yours,

/s/James E. Hohmann

James E. Hohmann